UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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VERSUM MATERIALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following disclosures were included in a Current Report on Form 8-K filed concurrently herewith:

Item 8.01 Other Events.

This Current Report on Form 8-K is filed in connection with the Agreement and Plan of Merger, dated as of April 12, 2019 (the “Merger Agreement”), by and among Versum Materials, Inc. (“Versum”), Merck KGaA, Darmstadt, Germany (“Parent”) and EMD Performance Materials Holding, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into Versum, with Versum surviving and continuing as the surviving corporation in the merger and a wholly-owned subsidiary of Parent (the “Merger”).

As previously disclosed, on May 13, 2019, Versum filed a definitive proxy statement with the Securities and Exchange Commission relating to the special meeting of its stockholders to be held on June 17, 2019 (the “Special Meeting”) to consider and vote on various proposals necessary to approve the Merger Agreement (the “proxy statement”).

Following the filing of the proxy statement a purported shareholder filed the putative class action Robert v. Versum Materials, Inc. et al., 1;19-cv-00922 (filed May 17, 2019) (the “Action”) against Versum and the members of the Versum Board of Directors. The lawsuit alleges, among other things, that the proxy statement, misstates or fails to disclose certain material information in violation of federal securities laws. The lawsuit seeks, among other relief, either an order enjoining the merger or rescission if the merger is consummated.

Solely to avoid the costs, burden, nuisance and uncertainties inherent in litigation and to allow the Versum stockholders to vote on the Merger at the Special Meeting, without admitting any liability or wrongdoing, Versum hereby supplements the disclosures contained in the proxy statement (the “Supplemental Disclosures”). The Supplemental Disclosures are set forth below and should be read in conjunction with the proxy statement.

Versum vigorously denies that the proxy statement is deficient in any respect and that the Supplemental Disclosures are material or required. Versum believes that the Action is without merit and that no further disclosure is required to supplement the proxy statement under applicable laws. Nothing in this Current Report on Form 8-K will be deemed an admission of the legal necessity or materiality under any applicable laws for any of the disclosures set forth herein.

SUPPLEMENT TO PROXY STATEMENT

In connection with the settlement of the Action, Versum has agreed to make these supplemental disclosures to the proxy statement. This supplemental information should be read in conjunction with the proxy statement, which should be read in its entirety. Defined terms used but not defined below have the meanings set forth in the proxy statement.

1.	The section of the proxy statement entitled “The Merger—Opinion of Versum’s Financial Advisors—Opinion of Lazard Frères & Co. LLC—Financial Analysis” is hereby supplemented as follows:

A.	The table on page 51 of the proxy statement under the heading “Precedent Transactions Valuation Analysis” is hereby amended and restated as follows:

Announcement Date	Acquiror / Target	EV / EBITDA (1)
8/15/2018	Cabot Microelectronics / KMG Chemicals, Inc.	14.0x
6/6/2018	Entegris / SAES Pure Gas business of SAES Getters S.p.A.	10.7x
4/5/2017	Quaker Chemical Corporation / Houghton International Inc.	11.8x
10/7/2016	The Carlyle Group L.P. / Atotech BV	11.9x
6/17/2016	BASF SE / Chemetall Surface Treatment business of Albemarle Corporation	15.3x

7/13/2015	Platform Specialty Products Corporation / Alent plc	13.9x
6/1/2015	Platform Specialty Products Corporation / Electronic Chemicals and Photomasks business of OM Group Incorporated	13.0x
2/23/2015	Asahi Kasei Corp. / Polypore International, Inc.	18.6x
7/15/2014	Albemarle Corporation / Rockwood Holdings, Inc. (2)	15.0x
2/4/2014	Entegris / ATMI, Inc.	9.9x
12/5/2013	Merck KGaA / AZ Electronic Materials plc	11.5x

(1)	Multiples based on announced transaction value and publicly available LTM Adjusted EBITDA at time of announcement, other than for the Albemarle Corporation / Rockwood Holdings, Inc. transaction.
(2)	Multiple based on CY2014E EBITDA at time of announcement to reflect full year impact of certain joint ventures.

B.

The first full paragraph on page 52 under the heading “Discounted Cash Flow Analysis” (such paragraph beginning with “Lazard performed a discounted...”) of the proxy statement is hereby amended and restated to read as follows:

“Lazard performed a discounted cash flow analysis of Versum, which is an analysis designed to estimate an implied value of a company by calculating the present value of the estimated future unlevered, after-tax free cash flows of that company over the projection period and the terminal value of that company at the end of the projection period. Lazard performed a discounted cash flow analysis of Versum by calculating the estimated present value (as of March 31, 2019) of the unlevered, after-tax free cash flows that Versum was forecasted to generate through fiscal year 2023 based on the projections provided by Versum management and extrapolations based on discussions with, and guidance from, Versum management and approved for Lazard’s use by Versum management, which were calculated by taking net operating profit after tax, adding depreciation and amortization and pension expenses and subtracting increases in net working capital, capital expenditures and pension contributions. The unlevered, after-tax free cash flows were calculated by Lazard based on inputs provided by Versum management and approved for Lazard’s use by Versum management. Lazard also calculated estimated terminal values for Versum by applying a perpetual growth rate of 1.5% to 2.5% to the terminal year unlevered, after-tax free cash flow, which growth rate was derived using publicly available data and Lazard’s professional judgment. Lazard then discounted to present value (as of March 31, 2019) the unlevered, after-tax free cash flows and estimated terminal values using discount rates ranging from 9.5% to 10.5%, derived (1) using market data as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) and (2) from an analysis of the weighted average cost of capital of Versum, Entegris and Cabot Microelectronics, which Lazard performed utilizing the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment, including target capital structure, after-tax cost of debt, unlevered betas for the companies listed in the Public Trading Valuation Analysis described above, tax rates, the equity market risk premium and yields for U.S. treasury notes. This analysis indicated an implied enterprise value range for Versum, of which the present value of the terminal values for Versum calculated by Lazard accounted for 71% to 77% of the implied enterprise value ranges calculated by Lazard, from which Lazard then calculated an equity value range using an estimated net debt position of $534 million and an estimated noncontrolling interest of $38 million based on Versum’s estimated March 31, 2019 balance sheet provided by Versum management and approved for Lazard’s use by Versum management.”

2.	The section of the proxy statement entitled “The Merger—Opinion of Versum’s Financial Advisors—Opinion of Lazard Frères & Co. LLC—Other Analysis” is hereby supplemented as follows:

A.

The first full paragraph on page 53 under the heading “EV / EBITDA Analysis” (such paragraph beginning with “To calculate the range …”) of the proxy statement is hereby amended and restated to read as follows:

“To calculate the range of the present value of future share prices for Versum, Lazard used the projections provided by Versum management and extrapolations based on discussions with, and guidance from, Versum management and approved for Lazard’s use by Versum management. Lazard applied a range of illustrative next twelve months (or NTM) EV / EBITDA multiples of 9.0x to 11.0x, derived based on the methodology described in the Public Trading Valuation Analysis section above, to forward EBITDA from fiscal year 2019 to fiscal year 2022 to calculate a future enterprise value range for Versum, then calculated an equity value range using an estimated net debt position and an estimated noncontrolling interest based on the projected balance sheet and included the value of cumulative dividends received. Lazard then discounted such figures back to March 31, 2019 using a discount rate of 12.2%, which reflects an estimate of Versum’s cost of equity that was calculated by Lazard based on (1) market data as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) and (2) the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment. This analysis indicated the following implied per share equity value reference range for Versum:”

B.

The first full paragraph on page 53 under the heading “P / E Analysis” (such paragraph beginning with “To calculate the range...”) of the proxy statement is hereby amended and restated to read as follows:

“To calculate the range of the present value of future share prices for Versum, Lazard used the projections provided by Versum management and extrapolations based on discussions with, and guidance from, Versum management and approved for Lazard’s use by Versum management. Lazard applied a range of illustrative NTM P / E multiples of 14.0x to 17.0x, derived based on the methodology described in the Public Trading Valuation Analysis section above, to forward EPS from fiscal year 2019 to fiscal year 2022 and included the value of cumulative dividends received. Lazard then discounted such figures back to March 31, 2019 using a discount rate of 12.2%, which reflects an estimate of Versum’s cost of equity that was calculated by Lazard based on (1) market data as of January 25, 2019 (the last trading day prior to the announcement of the Entegris merger) and (2) the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment. This analysis indicated the following implied per share equity value reference range for Versum:”

3.	The section of the proxy statement entitled “The Merger—Opinion of Versum’s Financial Advisors—Opinion of Citigroup Global Markets, Inc.—Financial Analyses” is hereby supplemented as follows:

A.	The table on page 59 of the proxy statement under the heading “Precedent Transaction Analysis” is hereby amended and restated as follows:

Announced	Target	Acquiror	Firm Value / LTM EBITDA
August 15, 2018	KMG Chemicals Inc.	Cabot Microelectronics Corporation	14.0x
June 6, 2018	SAES Pure Gas business (from SAES Getters S.p.A.)	Entegris, Inc.	10.7x
April 5, 2017	Houghton International Inc.	Quaker Chemical Corporation	11.8x
October 7, 2016	Atotech	Carlyle Group L.P.	11.9x

June 17, 2016	Chemetall surface treatment business (from Albemarle Corporation)	BASF SE	15.3x
July 13, 2015	Alent plc	Platform Specialty Products Corporation	13.9x
June 1, 2015	Electronic Chemicals and Photomasks businesses (from OM Group, Inc.)	Platform Specialty Products Corporation	13.0x
February 23, 2015	Polypore International, Inc.	Asahi Kasei Corporation	18.6x
July 15, 2014	Rockwood Holdings, Inc.	Albemarle Corporation	15.0x
February 4, 2014	ATMI, Inc.	Entegris, Inc.	9.9x
December 5, 2013	AZ Electronic Materials plc	Merck KGaA	11.5x

B.

The second paragraph on page 59 under the heading “Discounted Cash Flow Analysis” and continuing onto page 60 (such paragraph beginning with “Citi performed a discounted cash flow analysis of Versum in which...”) of the proxy statement is hereby amended and restated to read as follows:

“Citi performed a discounted cash flow analysis of Versum in which Citi calculated the estimated present value (as of December 31, 2018) of the standalone unlevered after-tax free cash flows that Versum was forecasted to generate during calendar year 2019 through calendar year 2023, which Citi derived from the fiscal year 2019 through fiscal year 2023 projections of Unlevered Free Cash Flow provided by the management of Versum as described in “—Versum Unaudited Financial Projections” beginning on page 61, in the manner described above in “—Opinion of Versum’s Financial Advisors—Opinion of Citigroup Global Markets, Inc.—Financial Analysis” on page 57 and used by Citi at the direction of the management of Versum. Based on its professional judgment and experience, Citi calculated terminal values for Versum by applying a selected range of perpetuity growth rates of 1.5% to 2.5% to the standalone Unlevered Free Cash Flow of Versum for the calendar year ending December 31, 2023. Citi then discounted to present value (as of December 31, 2018) the Unlevered Free Cash Flow and implied estimated terminal value using discount rates ranging from 8.9% to 10.3%, derived from a calculation of the weighted average cost of capital of Versum, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment, including target capital structure, after-tax cost of debt, unlevered betas for the companies listed in the Comparable Companies Analysis described above, tax rates, the equity market risk premium and yields for U.S. treasury notes. This analysis indicated an implied firm value reference range for Versum of approximately $4.8 billion to $6.4 billion, of which the present value of the terminal values for Versum calculated by Citi accounted for 71% to 78% of the implied firm value ranges calculated by Citi. From this implied firm value reference range, after taking into account, an assumed net debt position of approximately $579 million and, an assumed non-controlling interest of approximately $36 million, in each case, based on Versum’s December 31, 2018 balance sheet, the following approximate implied equity value per share of Versum common stock reference range for Versum was derived, as compared to the merger consideration to be received in the merger:”

4.

The section of the proxy statement entitled “The Merger—Versum Unaudited Financial Projections—Summary of Versum Projections” is hereby supplemented by amending and restating the table on page 63 of the proxy statement, and accompanying footnotes, as follows:

	6 Months Ended September 30,	Fiscal Year Ended September 30,
($ in millions)	2019E	2019E	2020E	2021E	2022E	2023E
Sales		$1,405	$1,647	$1,812	$1,921	$2,017
Adjusted EBITDA(1)		$475	$554	$630	$668	$701
Adjusted EBIT(2)		$419	$492	$563	$596	$626
Unlevered Free Cash Flow(3)	$146	—	$256	$378	$422	$446
Adjusted EPS(4)		$2.41	$2.92	$3.39	$3.61	$3.81

(1)

Adjusted EBITDA, a non-GAAP term, is net income excluding certain disclosed items which Versum does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, non-service components of net periodic pension cost, income tax provision, depreciation and amortization expense, non-controlling interests, and business separation, restructuring and cost reduction actions.

(2)

Adjusted EBIT, a non-GAAP term, is net income excluding certain disclosed items which Versum does not believe to be indicative of underlying business trends, including interest expense, the write-off of financing costs, non-service components of net periodic pension cost, income tax provision, non-controlling interests, and business separation, restructuring and cost reduction actions.

(3)

Unlevered Free Cash Flow, a non-GAAP term, represents Adjusted EBIT net of taxes, plus depreciation and amortization and pension expenses, less capital expenditures, increases in net working capital and pension contributions.

(4)	Adjusted EPS, a non-GAAP term, represents Adjusted Net Income divided by the average fully diluted shares outstanding over the applicable fiscal year.

Cautionary Statement Regarding Forward-Looking Statements

This communication may contain forward-looking statements based on current assumptions and forecasts made by Versum Materials, Inc. (“Versum”) management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include the following: Merck KGaA, Darmstadt, Germany’s ability to successfully complete the proposed acquisition of Versum or realize the anticipated benefits of the proposed transaction in the expected time-frames or at all; Merck KGaA, Darmstadt, Germany’s ability to successfully integrate Versum’s operations into those of Merck KGaA, Darmstadt, Germany; such integration may be more difficult, time-consuming or costly than expected; the failure to obtain Versum’s stockholders’ approval of the proposed transaction; the failure of any of the conditions to the proposed transaction to be satisfied; revenues following the proposed transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the proposed transaction; the retention of certain key employees at Versum; risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; the outcome of any legal proceedings related to the proposed transaction; the impact of the proposed transaction on Versum’s credit rating; the parties’ ability to meet expectations regarding the timing and completion of the proposed transaction; delays in obtaining any approvals required for the proposed transaction or an inability to obtain them on the terms proposed or on the anticipated schedule; the impact of indebtedness incurred by Merck KGaA, Darmstadt, Germany, in connection with the proposed transaction; the effects of the business combination of Versum and Merck KGaA, Darmstadt, Germany, including the combined company’s future financial condition, operating results, strategy and plans; and other factors discussed in Merck KGaA, Darmstadt, Germany’s public reports which are available on the Merck KGaA, Darmstadt, Germany website at www.emdgroup.com or in Versum’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended on September 30, 2018 and Versum’s other filings with the SEC, which are available at http://www.sec.gov and Versum’s website at www.versummaterials.com. Except as otherwise required by law, Versum assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Important Information and Where to Find It

This communication relates to the proposed merger transaction involving Versum and Merck KGaA, Darmstadt, Germany. In connection with the proposed merger, Versum and Merck KGaA, Darmstadt, Germany have filed relevant materials with the SEC, including Versum’s definitive proxy statement on Schedule 14A (the “Proxy Statement”), and may file other relevant materials with the SEC. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Versum or Merck KGaA, Darmstadt, Germany, has filed or may file with the SEC or have sent or may send to Versum’s stockholders in connection with the proposed merger. STOCKHOLDERS OF VERSUM ARE URGED TO READ ALL RELEVANT DOCUMENTS THAT HAVE BEEN OR MAY BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders may obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, or Versum’s website at http://investors.versummaterials.com or by phone at 484-275-5907.

Participants in Solicitation

Versum, Merck KGaA, Darmstadt, Germany and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Versum common stock in respect of the proposed transaction. Information about the directors and executive officers of Versum is set forth in Versum’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018, which was filed with the SEC on November 21, 2018, and the proxy statement for Versum’s 2019 annual meeting of stockholders, which was filed with the SEC on December 20, 2018. Information about the directors and executive officers of Merck KGaA, Darmstadt, Germany is set forth on Schedule I of the Schedule 14A filed by Merck KGaA, Darmstadt, Germany with the SEC on March 22, 2019. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSUM MATERIALS, INC.

	By:	/s/ Michael W. Valente
		Name:	Michael W. Valente
		Title:	Senior Vice President, General Counsel and Secretary

Dated: June 10, 2019